Filed pursuant to Rule 424(b)(3)

Registration No. 333-290275

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated November 6, 2025)

WeShop Holdings Limited

Class A Ordinary Shares

This prospectus supplement (this “Prospectus Supplement No. 1”) is part of the prospectus of WeShop Holdings Limited (the “Company”), dated November 6, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-290275) (as amended, the “Registration Statement”), related to registration of the resale of up to 3,980,128 Class A ordinary shares by the shareholders identified in the Prospectus.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 1 is to update and supplement the information included in the Prospectus. On December 5, 2025, the Company filed a registration statement on Form S-8 to, among other things, register the Company’s Class A ordinary shares underlying 5,250,001 options to purchase one share per option at $9.64 per share. Of such options, 4,275,000 have vested. The remaining options vest upon the Company achieving certain market valuations of $5 billion and higher. The registration statement also registers Class A ordinary shares underlying 1,100,399 outstanding options to purchase Class A ordinary shares at one share per option which were issued under the WeShop Holdings Limited Employee Share Option Plan 2022. The weighted average exercise price of the options described herein is $8.96 per Class A ordinary share.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 1 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 1, any amendments to the Registration Statement, subsequent supplements to the Prospectus or prior supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements to the Prospectus) carefully before you make your investment decision.

The Company’s Class A ordinary shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “WSHP”. On December 19, 2025, the last reported price of the Company’s Class A ordinary shares, as reported on the Nasdaq, was $130.00.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 1, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 22, 2025.